Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into effective the 10th day of June, 2016, by and between Waterford Group LLC (the “Consultant”), whose principal place of business is 18865 State Road 54, Suite 110, Lutz, FL 33558, and Gopher Protocol Inc (the “Client”), whose principal place of business is 23129 Cajalco Road, Perris, CA 92570.

WHEREAS, Consultant is an independent sales representative and is in the business of providing sales and marketing services; and

WHEREAS, the Client deems it to be in its best interest to retain Consultant to render to the Client such services as may be needed; and

WHEREAS, Consultant is ready, willing and able to render such consulting and advisory services to Client.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Consulting Services.  The Client desires to engage Consultant in connection with the Services (as defined below). In consultation with management of the Client, Consultant shall serve as an independent Sales and Marketing Representative for Client to provide sales and marketing services on behalf of Client in such capacity and/or perform such other duties as shall be directed by the Client (collectively, the "Services"). In performing the Services, Consultant shall report to such person as may, from time to time, be designated by the Client’s chief executive officer. Consultant shall not have any authority to execute contracts or make any commitments on behalf of the Client. Consultant accepts the engagement provided in this Agreement and agrees to perform the Services in a professional manner, diligently, in good faith, in a manner consistent with the best interests of the Client.

It is acknowledged and agreed by the Client that Consultant carries no professional licenses, and is not rendering legal advice or performing accounting services, nor acting as an investment advisor or brokerage/dealer within the meaning of the applicable state and federal securities laws.  The services of Consultant shall not be exclusive to Client nor shall Consultant be required to render any specific number of hours or assign specific personnel to the Client or its projects.

2.          Independent Contractor.  Consultant agrees to perform the Services hereto as an independent contractor.  Nothing contained herein shall be considered to as creating an employer-employee relationship between the parties to this Agreement.  The Client shall not make social security, worker’s compensation or unemployment insurance payments on behalf of Consultant.  The parties hereto acknowledge and agree that Consultant cannot guarantee the results or effectiveness of any of the services rendered or to be rendered by Consultant.  Rather, Consultant shall conduct its operations and provide its services in a professional manner and in accordance with good industry practice.  Consultant will use its best efforts and does not promise results.

3.          Time, Place and Manner of Performance.  The Consultant shall be available for advice and counsel to the officers and directors of the Client as such reasonable and convenient times and places as may be mutually agreed upon.  Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time to be allocated by the Consultant to any specific service, shall be determined at the sole discretion of the Consultant.

4.          Term; Termination of this Agreement.  The Term of this Agreement shall be for a period of two (2) years (the “Term”). Client may terminate this Agreement at any time and all responsibilities of Client shall be immediately terminated as of such date.

5.          Compensation. In consideration of providing the Services, Consultant shall receive the following consideration:

(a) A common stock purchase warrant to acquire 750,000 shares of common stock of the Client at an exercise price of $2.25 per share for a period of five (5) years (the "Warrant"). The Warrant shall vest on a quarterly basis in eight (8) equal quarterly installments each in the amount of 93,750 shares during the Term. The first quarterly installment shall vest upon the execution of this Agreement, shall cover the second quarter of 2016 and shall be issued upon the execution of this Agreement. Each subsequent quarterly installment shall vest each quarter thereafter, on the first day of each quarter during the Term. In the event the Agreement is terminated by the Client prior to the end of the Term, any unvested shares underlying the Warrant shall not vest to Consultant and shall be terminated; and

(c) 100,000 shares of restricted common stock of the Client (the "Shares") to be issued to Consultant, in aggregate, pursuant to the following schedule: Consultant shall receive 50,000 of the Shares for the second quarter of 2016 upon the execution of this Agreement and 12,500 of the Shares shall be issued to Consultant each quarter thereafter, on the first day of each calendar quarter during the Term.

6.          Accredited Investor Status. Consultant represents that it is an accredited investor as that term is defined by Regulation D as promulgated under the Securities Act of 1933, as amended (the “Act”), and all compensation in the form of securities of the Client issued to Consultant under Section 5 of this Agreement shall be issued under Section 4(2) of the Act.

7.          Work Product.  It is agreed that all information and materials produced for the Client shall be the property of the Client, free and clear of all claims thereto by the Consultant.

8.          Confidentiality.  The Consultant recognizes and acknowledges that it has and will have access to certain confidential information of the Client and its affiliates that are valuable, special and unique assets and property of the Client and such affiliates.  The Consultant will not, during the term of this Agreement, disclose, without the prior written consent or authorization of the Client, any of such information to any person, for any reason or purpose whatsoever.  In this regard, the Client agrees that such authorization or consent to disclose may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.

9.          Conflict of Interest; Non-Competition.  The Consultant shall be free to perform services for other persons who are not in competition with the principal business activities of the Client.  The Consultant will notify the Client of its performance of consultant services for any other person, which could potentially conflict with its obligations under the Agreement.  Upon receiving such notice, the Client may give 15-day written notice of its intent to terminate this Agreement pursuant to Section 7 of this Agreement, or consent to the Consultant’s outside consulting activities; failure to provide notice of intent to terminate this Agreement within 30 business days of receipt of written notice of potential conflict shall constitute the Client’s ongoing consent to the Consultant’s outside consulting services.

10.         Disclaimer of Responsibility for Act of the Client.  In no event shall Consultant be required by this Agreement to represent or make management decisions for the Client.  Consultant shall under no circumstances be liable for any expense incurred or loss suffered by the Client as a consequence of such decisions, made by the Client or any affiliates or subsidiaries of the Client.

11.          Indemnification.

A.	The Client shall protect, defend, indemnify and hold Consultant and its assigns and attorneys, accountants, employees, officers and director harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character resulting from, relating to or arising out of (i) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by the Client herein, (ii) negligent or willful misconduct, occurring during the term thereof with respect to any of the decisions made by the Client.

B.	The Consultant shall protect, defend, indemnify and hold Client and its assigns and attorneys, accountants, employees, officers and director harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character resulting from, relating to or arising out of (i) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by the Consultant herein, or (ii) negligent or willful misconduct, occurring during the term thereof with respect to any of the decisions made by the Consultant.

12.         Notices.  Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by registered or certified mail, or by Federal Express or other recognized overnight courier to the principal office of each party.

13.         Waiver of Breach.  Any waiver by either party or a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by any party.

14.         Assignment.  This Agreement and the right and obligations of the Consultant hereunder shall not be assignable without the written consent of the Client.

15.         Applicable Law.  It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of California and that in any action, special proceeding or other proceedings that may be brought arising out of, in connection with or by reason of this Agreement, the law of the State of California shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction on which any action or special proceeding may be instituted.

16.         Severability.  All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

17.         Entire Agreement.  This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all other or prior understandings, agreements and negotiation between the Parties.

18.         Waiver and Modification.  Any waiver, alteration, or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto.  Each party hereto, may waive any of its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereof.

19.         Binding Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  The arbitration shall be conducted in Riverside County, California.

20.         Counterparts and Facsimile Signature.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such facsimile copies shall constitute enforceable original documents.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, effective as of the date set forth above.

CONSULTANT:

WATERFORD GROUP LLC

By:	/s/Peter Berkman
Name: Peter Berkman
Title: Managing Member

CLIENT:
GOPHER PROTOCOL, INC.

By:	/s/Michael Murray
Name: Michael Murray
Title: CEO

PAYMENT INSTRUCTIONS:

Waterford Group, LLC
c/o Peter Berkman, Esq.
18865 SR 54 # 110
Lutz, FL 33558